Exhibit 99.1



          PATIENT INFOSYSTEMS TO PROVIDE DISEASE MANGEMENT SERVICES FOR
             THE STATE OF NEVADA PUBLIC EMPLOYEES' BENEFITS PROGRAM


     ROCHESTER, N.Y.--(BUSINESS WIRE)--April 8, 2004--Patient Infosystems, Inc. (OTCBB: PATY - News) a leading healthcare solutions company today announced that it has entered into a multi-year agreement with CBCA Care Management ("CBCA") to provide disease management and nurse help line services for over 50,000 employees, dependents and retirees of the State of Nevada Public Employees' Benefits Program ("PEBP"). Patient Infosystems' Health Management Model integrated with CBCA Care Management will empower State employees to take control of their healthcare.

     CBCA Care Management has been providing utilization review and case management services to the PEBP since July 2003. The PEBP will increase the employee benefits offered by providing 24-hour access to registered nurses for health information, education, counseling and triage, as well as disease management programs for those with asthma, diabetes and congestive heart failure. For these services, CBCA has contracted with Patient Infosystems to provide its Care Team ConnectTM for Health disease management suite of services.

     Patient Infosystems and CBCA have been working together over the past 4 years to provide clients with a flexible, comprehensive portfolio of services to improve the quality of patient care while reducing healthcare expenses. Patient Infosystems has integrated Care Team Connect for Health Nurse Help Line and Disease Management services with CBCA's utilization review and case management services for the secure electronic exchange of patient related data.

     Annette Sparkman, CBCA Care Management's Senior Vice President, states, "CBCA Care Management has found a true partner in Patient Infosystems in our quest to improve quality care by reducing inappropriate resource use and the "gaps" in care caused by a fragmented health care delivery system."

     Roger Chaufournier, Patient Infosystems' President and CEO, states, "We are delighted to work with CBCA on this program. CBCA Care Management has a longstanding commitment to clinical excellence and a strong track record of implementing cost reductions for its customers. We anticipate that our services will provide the State of Nevada PEBP employees and their dependents the care necessary to identify illness, gain a higher level of individual treatment, education and outreach, while at the same time reducing costs. We applaud the State of Nevada PEBP on the launch of this program."

About Patient Infosystems:

     Patient Infosystems Inc. is a leader in disease management programs that reduce healthcare costs and improve health and quality of life. The company, through its wholly owned subsidiary, American Caresource, is a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

     This release contains information about management's view of our future expectations, plans and prospects, our ability to reduce costs for our clients, to benefit their businesses and to recognize our goals for 2004 that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the healthcare market, as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed with the Securities and Exchange Commission.

        For more information contact:
        PATY IR contact
        John Lipman 212-755-3181
        jlipman@lipmangrp.com
        Lipman Capital Group Inc.